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                                                                     Exhibit 8

                                December 28, 2001

FBR Asset Investment Corporation
1001 Nineteenth Street North
Arlington, VA 22209

                        FBR Asset Investment Corporation
                        --------------------------------
                  Qualification as Real Estate Investment Trust
                  ---------------------------------------------

Ladies and Gentlemen:

               We have acted as counsel to FBR Asset Investment Corporation, a Virginia corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on December 20, 2001 (the "Registration Statement") with respect to (i) the offer and sale of up to $100 million of the debt securities, preferred stock, and common stock of the Company (the "Securities") and (ii) the offer and sale from time to time in open-market or privately-negotiated transactions that may involve underwriters or brokers of up to 1,150,105 shares of the common stock, par value $0.01 per share, of the Company (the "Secondary Shares") by the selling shareholders named in the applicable prospectus contained as part of the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

               In giving this opinion letter, we have examined the following:

1. the Restated and Amended Articles of Incorporation of the Company, as duly filed with the State Corporation Commission of the State of Virginia on December 16, 1997;

2.       the Bylaws of the Company;

3. the Registration Statement and the prospectuses contained as a part thereof;

4. the taxable REIT subsidiary election for FB TRS Holding, Inc. and the automatic TRS elections for each of Pegasus Capital Corporation and FB TRS I, Inc.; and
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FBR Asset Investment Corporation
December 28, 2001
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5.       such other documents as we have deemed necessary or appropriate for purposes of this opinion.

               In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2001 and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated December 28, 2001 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and

4. no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

               In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. In addition, where such factual representations involve terms defined or used in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

               Based on the documents, assumptions, and statements set forth above, the factual representations set forth in the Officer's Certificate, and the discussions in the Registration Statement under the captions "Federal Income Tax Consequences of Our Status as a REIT" (which are incorporated herein by reference), we are of the opinion that:
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FBR Asset Investment Corporation
December 28, 2001
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         (a)   the Company qualified to be taxed as a REIT pursuant to sections
         856 through 860 of the Code for its taxable years ended December 31, 1998 through December 31, 2000, and the Company's organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2001 and all future taxable years; and

         (b) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Securities and a holder of the Secondary Shares, respectively.

               We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

               The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the captions "Federal Income Tax Consequences of Our Status as a REIT," "Other Matters -- Legal," and "Legal Opinions" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC. The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions
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FBR Asset Investment Corporation
December 28, 2001
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expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of Securities and Secondary Shares pursuant to the Registration Statement, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                            Very truly yours,

                                            /s/ HUNTON & WILLIAMS